Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Drew Industries Incorporated:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-91174, 333-141276, 333-152873, 333-161242, 333-181272 and 333-201336) on Form S-8 of Drew Industries Incorporated of our report dated February 29, 2016, with respect to the consolidated balance sheets of Drew Industries Incorporated and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of Drew Industries Incorporated and subsidiaries.

/s/ KPMG LLP

Chicago, Illinois
February 29, 2016